Exhibit 11

                             FLORIDA ROCK INDUSTRIES, INC.
	      COMPUTATION OF EARNINGS PER COMMON SHARE

                                                         THREE MONTHS ENDED
                              	                        DECEMBER 31,
                                                           2003       2002

Income before cumulative
 effect of accounting change                           $32,128,000  12,396,000

Cumulative effect of accounting
 Change                                                          -     333,000

Net income                                             $32,128,000  12,729,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share                                     43,087,035  42,879,564

Shares issuable under
 stock options which are
 potentially dilutive                                      867,855     675,204

Shares used for diluted
 earnings per share                                     43,954,890  43,554,768

Earnings per share:
 Basic
  Income before cumulative effect
   of accounting change                                      $ .75        .29
  Cumulative effect of accounting
   change                                                       -         .01

 Net income                                                 $ .75         .30

 Diluted
  Income before cumulative effect of
   accounting change                                         $ .73        .28
  Cumulative effect of accounting
   change                                                       -         .01

 Net income                                                  $ .73        .29



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